Filed Pursuant to Rule 433
Registration No. 333-234425
BofA Finance LLC Fully and Unconditionally Guaranteed by Bank of America Corporation Market Linked Securities
 Market Linked Securities—Auto-Callable with Contingent Downside
 Principal at Risk Securities Linked to the Lowest Performing of the Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Index due June 3, 2025
 Term Sheet to Preliminary Pricing Supplement dated May 4, 2022
Summary of Terms
Issuer and Guarantor:	BofA Finance LLC (“BofA Finance” or “Issuer”) and Bank of America Corporation (“BAC” or the “Guarantor”)
Underlyings:	The Dow Jones Industrial Average®, the Russell 2000® Index and the Nasdaq-100® Index
Pricing Date*:	May 31, 2022
Issue Date*:	June 3, 2022
Maturity Date*:	June 3, 2025
Denominations:	$1,000 and any integral multiple of $1,000. References in the pricing supplement to a “Security” are to a Security with a principal amount of $1,000.
Automatic Call:
If the closing level of the Lowest Performing Underlying on any Observation Date is greater than or equal to its Starting Value, the Securities will be automatically called for the principal amount plus the Call Premium applicable to that Observation Date.

Observation Dates* and Call Premiums:
Observation Date
Call Premium†
June 5, 2023
At least 14.50% of the principal amount
June 3, 2024
At least 29.00% of the principal amount
May 27, 2025 (the “Valuation Date”)
At least 43.50% of the principal amount
† to be determined on the Pricing Date.

Lowest Performing Underlying:	The Lowest Performing Underlying on any Observation Date is the Underlying with the lowest Performance Factor on that Observation Date.
Performance Factor:	The Performance Factor, with respect to an Underlying on any Observation Date, will be its closing level on such Observation Date divided by its Starting Value (expressed as a percentage).
Call Settlement Date:	Five business days after the applicable Observation Date (if the Securities are called on the last Observation Date, the Call Settlement Date will be the Maturity Date)
Redemption Amount (per Security):
If the Securities are not automatically called, you will receive a Redemption Amount that could be equal to or less than the principal amount per Security:
●
If the Ending Value of the Lowest Performing Underlying on the Valuation Date is less than its Starting Value but greater than or equal to its Threshold Value: $1,000; or
●
If the Ending Value of the Lowest Performing Underlying on the Valuation Date is less than its Threshold Value:
$1,000 × Performance Factor of the Lowest Performing Underlying on the Valuation Date

Starting Value:	For each Underlying, its closing level on the Pricing Date
Ending Value:	For each Underlying, its closing level on the Valuation Date
Threshold Value:	For each Underlying, 75% of its Starting Value.
Calculation Agent:	BofA Securities, Inc. (“BofAS”), an affiliate of BofA Finance
Underwriting Discount**:	Up to 2.425%; dealers, including those using the trade name Wells Fargo Advisors (WFA), may receive a selling concession of 1.75% and WFA may receive a distribution expense fee of 0.075%.
CUSIP:	09709US58
Material Tax Consequences:	See the preliminary pricing supplement.
*Subject to change. ** In addition, selected dealers may receive a fee of up to 0.10% for marketing and other services.
Hypothetical Payout Profile***
*** prepared for purposes of illustration only; assumes a Call Premium equal to the lowest possible Call Premium that may be determined on the Pricing Date.
If the Securities are not automatically called and the Ending Value of the Lowest Performing Underlying on the Valuation Date is less than its Threshold Value, you will lose more than 25%, and possibly all, of the principal amount of your Securities on the Maturity Date.
Any positive return on the Securities will be limited to the applicable Call Premium, even if the closing level of the Lowest Performing Underlying on the applicable Observation Date significantly exceeds its Starting Value. You will not participate in any appreciation of any Underlying beyond the applicable Call Premium.
The initial estimated value of the Securities as of the Pricing Date is expected to be between $910.00 and $960.00 per Security, which is less than the public offering price. The actual value of your Securities at any time will reflect many factors and cannot be predicted with accuracy. See “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement and “Structuring the Securities” on page PS-32 of the accompanying preliminary pricing supplement for additional information.
Preliminary Pricing Supplement: https://www.sec.gov/Archives/edgar/data/70858/000148105722001727/form424b2.htm

The Securities have complex features and investing in the Securities involves risks not associated with an investment in conventional debt securities. Potential purchasers of the Securities should consider the information in “Risk Factors” beginning on page PS-8 of the accompanying preliminary pricing supplement, page PS-5 of the accompanying product supplement, page S-5 of the accompanying prospectus supplement, and page 7 of the accompanying prospectus.
This introductory term sheet does not provide all of the information that an investor should consider prior to making an investment decision.
Investors should carefully review the accompanying preliminary pricing supplement, product supplement, prospectus supplement and prospectus before making a decision to invest in the Securities.
NOT A BANK DEPOSIT AND NOT INSURED OR GUARANTEED BY THE FDIC OR ANY OTHER GOVERNMENTAL AGENCY

Selected Risk Considerations
The risks set forth below are discussed in detail in the “Risk Factors” section in the accompanying preliminary pricing supplement.  Please review those risk disclosures carefully.

•        Your investment may result in a loss; there is no guaranteed return of principal.

•        Any positive investment return on the Securities is limited.

•        The Securities do not bear interest.

•        The Call Premium or Redemption Amount, as applicable, will not reflect the levels of the Underlyings other than on the Observation Dates.

•        The Securities are subject to a potential automatic call, which would limit your ability to receive further payment on the Securities.

•       Because the Securities are linked to the lowest performing (and not the average performance) of the Underlyings, you may not receive any return on the Securities and may lose a significant portion or all of your principal amount even if the closing level of one Underlying is always greater than or equal to its Threshold Value.

•        Your return on the Securities may be less than the yield on a conventional debt security of comparable maturity.

•      Any payment on the Securities is subject to the credit risk of BofA Finance, as issuer, and BAC, as Guarantor, and actual or perceived changes in BofA Finance or the Guarantor’s creditworthiness are expected to affect the value of the Securities.

•        We are a finance subsidiary and, as such, have no independent assets, operations or revenues.

•       The public offering price you pay for the Securities will exceed their initial estimated value.

•        The initial estimated value does not represent a minimum or maximum price at which BofA Finance, BAC, BofAS or any of our other affiliates or WFS or its affiliates would be willing to purchase your Securities in any secondary market (if any exists) at any time.

•        BofA Finance cannot assure you that a trading market for your Securities will ever develop or be maintained.

•        The Securities are not designed to be short-term trading instruments, and if you attempt to sell the Securities prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount.

•        Trading and hedging activities by BofA Finance, the Guarantor and any of our other affiliates, including BofAS, and WFS and its affiliates, may create conflicts of interest with you and may affect your return on the Securities and their market value.

•        There may be potential conflicts of interest involving the calculation agent, which is an affiliate of ours.

•        The publisher of an Underlying may adjust that Underlying in a way that affects its levels, and the publisher has no obligation to consider your interests.

•        The Securities are subject to risks associated with small-size capitalization companies.

•        The Securities are subject to risks associated with foreign securities markets.

•        The U.S. federal income tax consequences of an investment in the Securities are uncertain, and may be adverse to a holder of the Securities.

This term sheet is a summary of the terms of the Securities and factors that you should consider before deciding to invest in the Securities. BofA Finance and BAC have filed a registration statement (including preliminary pricing supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read this term sheet together with the Preliminary Pricing Supplement dated May 4, 2022, Product Supplement EQUITY-1 dated January 3, 2020 and Prospectus Supplement and Prospectus each dated December 31, 2019 to understand fully the terms of the Securities and other considerations that are important in making a decision about investing in the Securities. If the terms described in the accompanying preliminary pricing supplement are inconsistent with those described herein, the terms described in the accompanying preliminary pricing supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at sec.gov. Alternatively, any agent or any dealer participating in this offering will arrange to send you the accompanying preliminary pricing supplement, product supplement EQUITY-1 and prospectus supplement and prospectus if you so request by calling toll-free at 1-800-294-1322.
Wells Fargo Advisors is a trade name used by Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC, members SIPC, separate registered broker-dealers and non-bank affiliates of Wells Fargo Finance LLC and Wells Fargo & Company.